Exhibit 99.1

IMPORTANT NOTICE REGARDING
THE CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN BLACKOUT PERIOD
AND TRADING RESTRICTIONS IN CHEVRON CORPORATION COMMON STOCK
DURING THE BLACKOUT PERIOD

To:	Chevron Corporation Directors and Executive Officers

From:	Mary A. Francis, Corporate Secretary and Chief Governance Officer

Date:	November 10, 2017

The Chevron Employee Savings Investment Plan (the “ESIP”) will be entering a blackout period due to a change in the recordkeeper for the ESIP from Vanguard to Fidelity Investments. The blackout will begin on December 18, 2017 for purposes of brokerage account transactions only and expand to all ESIP transactions on December 26, 2017. During the full blackout period starting on December 26, 2017, ESIP participants will not be able to direct or diversify investments in their individual accounts, obtain a loan or receive a distribution (or withdrawal) from the ESIP. Most importantly for purposes of this notice, ESIP participants will not be able to direct or diversify investments in the ESIP’s Chevron Stock Fund.

Your ability to trade in Chevron’s common stock is impacted by the ESIP Blackout Period. Under the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation BTR, directors and executive officers of Chevron are generally prohibited from engaging in transactions involving any equity security of Chevron during the time when ESIP participants are unable to direct or diversify investments in the Chevron Stock Fund (i.e., from December 26, 2017 and expected to end no later than the week of January 7, 2018) (the “Blackout Period”). For this purpose, executive officers are those officers who file reports under Section 16 of the Securities Exchange Act of 1934.

As you know, during this Blackout Period, you are already precluded from trading in Chevron securities under Chevron’s Insider Trading Policy (Policy 20), which disallows transactions in Chevron securities outside of specified trading windows (in this case, until after Chevron’s public release of fourth quarter 2017 earnings results). Nevertheless, this notice of the required blackout resulting from the change in ESIP recordkeeper is mandated by the SEC to be sent to each of you to notify you of the need for this blackout and the consequences of violating these rules.

Specifically, during the Blackout Period commencing on December 26, 2017 and expected to end no later than the week of January 7, 2018, SEC rules prohibit you from, directly or indirectly, purchasing, selling, or otherwise transferring any equity security of Chevron that you acquired in connection with your service as a director or executive officer of Chevron. Please note that “equity securities” is defined broadly to include Chevron common stock, stock options, and other derivative securities. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household). However, there are certain transactions that are exempt from this prohibition, including among other things:

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Purchases or sales under a Rule 10b5-1 trading plan (so long as you did not enter into or modify the trading plan during the Blackout Period or at a time when you were aware of the actual or approximate dates of the Blackout Period); and

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

The rules are complex, and if you engage in a transaction that violates these rules, you will be required to disgorge your profits from the transaction and are subject to civil and criminal penalties.

You will be notified in the unlikely event that an extension of the Blackout Period is needed. If you have any questions concerning this notice, the Blackout Period or the status thereof, or the transactions affected by the Blackout Period, please contact Mary A. Francis at 925-842-1000 at Chevron Corporation’s corporate headquarters located at 6001 Bollinger Canyon Road, San Ramon, CA 94583.

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